Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Announces Expected Positive Revisions to its Previous September 2018 Distribution

FORT WORTH, Texas, October 4, 2018 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that Hilcorp San Juan L.P. (“Hilcorp”), the owner of the subject interests, has advised the Trust that it should expect to receive a positive adjustment to its September 2018 distribution of approximately $2.2 million, or approximately $0.0472 per unit of beneficial interest (“Units”).

Following July’s excess production costs charged by Hilcorp to the Trust that resulted in no distribution being paid by the Trust to the holders of its Units (the “Unit Holders”) in September 2018, the Trust’s external compliance auditors, at the Trustee’s request, investigated the increased capital expenditures for well recompletions charged to the Trust. The Trust’s external compliance auditors reviewed the information provided to the Trust by Hilcorp and subsequently informed Hilcorp that the Trust’s 75% net overriding royalty interest did not burden Hilcorp’s working interest in each of the wells for which the Trust was charged recompletion capital expenditures. As a result, such expenditures should not have been charged to the Trust. A representative of Hilcorp confirmed the error in the September 2018 distribution and stated that it anticipates making the corrections, plus interest, in the October 2018 distribution to the Trust. The Trust’s external compliance auditors and Hilcorp are working closely to fix the issues that resulted in Hilcorp attributing the incorrect well recompletion costs to the Trust.

For the month ended July 2018, Hilcorp reported to the Trust capital expenditures of $2,721,872 that were comprised mostly of well recompletion costs in the San Juan 29-5 unit that should not have been attributable to the Trust. Hilcorp is reviewing its Revised 2018 Capital Expenditure Plan that the Trust disclosed on September 20, 2018, to determine how much of the disclosed future capital expenses would remain attributable to the Trust. The Trust intends to disclose such information to its Unit Holders following receipt and verification.

Hilcorp has reconfirmed to the Trust that it intends to true-up gas production for April, May and June 2018, and oil and gas production for November 2017.

Contact:	San Juan Basin Royalty Trust
Compass Bank, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “expects,” “estimates,” “anticipates,” “should,” “plan,” “intend,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.